As filed with the Securities and Exchange Commission on December 15, 2000
Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3
REGISTRATION STATEMENT
Under the Securities Act of 1933

U.S. WIRELESS DATA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

84-1178691
(I.R.S. Employer Identification No.)

             750 Lexington Avenue, New York, New York 10022                                                        (212) 750-7766
                                (Address, including Zipe Code of                                                                       (Telephone Number,
                              Registrant's Principal Executive Offices)                                                             Including Area Code)

Dean M. Leavitt, Chairman and CEO
U.S. WIRELESS DATA, INC.
750 Lexington Avenue, New York, New York 10022
(212) 750-7766
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies of all communications to:
MINTZ LEVIN COHN FERRIS GLOVSKY AND POPEO, P.C.
Chrysler Center, 666 Third Avenue, New York, New York 10017
Attention: Kenneth Koch, Esq.

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or reinvestment plans, please check the following box. 

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

        If this Form is a post-effective amendment filed pursuant to Rule 462(C) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. 

CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                          Proposed maximum     Proposed maximum
                                         Amount to be   aggregate price per   aggregate offering       Amount of
Title of Shares to be registered          Registered          share(1)              price          Registration Fee
Common Stock (No Par Value)............   21,121,577          $ 1.53             $ 32,316,013           $8,532
====================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the high and low prices of the Registrant’s Common Stock reported on the OTC Electronic Bulletin Board on December 8, 2000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

[Red Herring Language]

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities in any state where the offer or sale is not permitted.

                 Subject to completion, dated December 15, 2000

PROSPECTUS

U.S. WIRELESS DATA, INC.
750 Lexington Avenue
New York, New York 10017
(212) 750-7766 (phone)
(212) 750-7376 (fax)

21,121,577 Shares of Common Stock

        The shares offered hereby consist of up to 21,121,577 shares of our common stock, including 562,500 shares issued in connection with our acquisition of Cellgate Technologies LLC and 20,559,077 shares which are issuable by us to the selling stockholders listed herein under “Selling Stockholders” upon the exercise of certain warrants and the conversion of the series C convertible preferred stock held by certain of our selling stockholders. This Prospectus covers the sale of such shares from time to time by the selling stockholders. The issuance of the shares of common stock upon exercise of the warrants and the conversion of the series C convertible preferred stock is not covered by this Prospectus, but rather only the resale of the underlying shares.

        The warrants and shares may be offered from time to time by the selling stockholders. All expenses of the registration incurred in connection herewith are being borne by us, but any brokers’ or underwriters’ fees or commissions will be borne by the selling stockholders. We will not receive any proceeds from the sale of the shares by the selling stockholders.

        The selling stockholders have not advised us of any specific plans for the distribution of the shares covered by this Prospectus, but it is anticipated that such shares will be sold from time to time primarily in transactions, which may include block transactions, on any stock exchange, market or trading facility on which our common stock is then traded at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. The selling stockholders and the brokers and dealers through whom sale of their shares may be made may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and their commissions or discounts and other compensation may be regarded as underwriters’ compensation. See “Plan of Distribution.”

        Our common stock is currently listed on the OTC Electronic Bulletin Board under the symbol “USWE.” On December 14, 2000, the last reported sale price of our common stock on the OTC Electronic Bulletin Board was $1.6875 per share.

        Our principal executive offices are located at 750 Lexington Avenue, New York, New York 10022, and our telephone number at such address is (212) 750-7766.

THERE ARE CERTAIN RISK FACTORS WHICH SHOULD BE CONSIDERED BEFORE
PURCHASING SHARES IN THIS OFFERING. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESEN-
TATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is December 15, 2000.

PROSPECTUS SUMMARY

        You should read all of this prospectus, especially the section "Risk Factors" starting on page 2, and the current public information and audited financial statements incorporated by reference, before deciding whether to purchase the common stock offered in this prospectus.

Summary of U.S. Wireless Data, Inc.

        U.S. Wireless Data has set the industry standard for wireless payment processing. Our proprietary Synapsesm platform brings together three large, rapidly growing industries - transaction processing, wireless data transport and the Internet - to provide a universal gateway for all parties in a wireless point-of-sale (POS) transaction.

        Synapse enables unrestricted wireless transactions in untapped markets. It provides a much-needed solution for many categories of merchants, creating rich new revenue streams for merchant acquirers and card processors. Synapse enables merchants to process credit, debit, EBT, and other card transactions as fast as cash, without the inconvenience and cost of being tethered to a telephone line or an electrical outlet. Synapse enables wireless check authorizations as well.

        Additional benefits pioneered by U.S. Wireless Data - including an unprecedented depth of online management reporting - are making Synapse indispensable in both mobile and fixed environments, for both wireless and wire merchants.

        At the forefront of innovation in the wireless arena, U.S. Wireless Data maintains its leadership through the continuous development of cutting edge solutions for other transaction environments. As we cross new frontiers in the transport of wireless data, we will continue to provide services that bring vastly increased efficiencies and revenues to new industries and market segments where mobile, high-speed, and reliable data transactions are needed.

        U.S. Wireless Data is led by a management team with a depth of experience in credit card processing, point-of-sale terminal manufacturing, wireless data and IT management. Founded in 1991, the company has been publicly held since 1993.

Summary of the Offering

Securities Offered................	21,121,577 shares of our common stock. Of such shares, 562,500 shares are CellGate's shares, 8,973,215 shares are issuable upon the exercise of warrants and 9,311,000 shares are issuable upon conversion of Series C convertible preferred stock, 2,274,862 shares issued in connection with the exercise of previously outstanding warrants and convertible debentures.

Use of Proceeds...................	We will not receive any of the proceeds from the sale of the common stock offered by the selling stockholders.

Risk Factors......................	The securities offered hereby involve a high degree of risk. See "RISK FACTORS" on page 2.

Offering Price....................	All or part of the shares of common stock offered hereby may be sold from time to time in amounts and on terms to be determined by the selling stockholders at the time of sale.

OTCBB Trading Symbol..............	"USWE"

RISK FACTORS

Investing in our stock is highly speculative and risky. You should be able to bear a complete loss of your investment. Before making an investment decision, you should carefully consider the following risk factors. In any event or circumstance described in the following risk factors actually occurs, it could materially adversely affect our business, operating results and financial condition. The risks and uncertainties described below are not the only ones which we face. There may be additional risks and uncertainties not presently known to us or that we currently believe are immaterial which could also have a negative impact on our business, operating results and financial condition.

We have never been profitable, and there is no assurance that we will generate significant revenues or profits in the future.

        We have never been profitable and have incurred substantial losses since our inception. We had an accumulated deficit of approximately $92,174,000 at September 30, 2000, and had a loss of $2,928,000 for the quarter ended September 30, 2000. Our SYNAPSE system is relatively new and there is no history upon which to base a judgment of its prospects. There is no assurance we will generate significant revenues from Synapse or otherwise or that we will ever become profitable. There can be no assurance that SYNAPSE will gain market acceptance.

The success of our new business plan is uncertain.

        The success of our new business plan, which is to concentrate on trying to develop a recurring revenue stream from customers’ use of our SYNAPSE neutral gateway, is dependent on SYNAPSE being utilized by merchant acquirers, processors and independent sales organizations in sufficient quantities to generate profits. To date, the revenues generated from SYNAPSE have been nominal. The failure to successfully implement our new business plan would have a material adverse effect on our business, operating results and financial condition.

Approximately 60% of our revenue for the fiscal quarter ended on September 30, 2000 was generated from one customer and, accordingly, the loss of such a customer could adversely affect our revenues.

        For the fiscal quarter ended September 30, 2000, Cardservice International, Inc. (“CSI”) accounted for approximately 60% of our revenue. Although we are seeking to broaden our client base, no assurance can be made that our efforts will be successful or that CSI or another client will not account for a large concentration of our revenues. If any one customer accounts for a significant portion of our revenues, the loss of such customer could adversely affect our business, operating results and financial condition.

There is no assurance that the market will accept our SYNAPSE system.

        We plan to generate our revenue from sales of services relating to wireless credit card and other transactions. The market for providing this service is in the early stages of development and it is difficult to predict the rate at which this market will grow, if at all. Future competitors are likely to introduce services that compete with the services offered by us. Demand for these services could be affected by numerous factors outside of our control, including, among others, market acceptance by prospective customers, the introduction of new or superior competing technologies or services that are available on more favorable pricing terms than those being offered by us, and the general condition of the economy. Any market acceptance for our services may not develop in a timely manner or may not be sustainable. Our success will likely depend on our ability to sell our services to merchant acquirers and independent sales organizations, as well as an increase in the availability of terminals that interface with SYNAPSE. New or increased competition may result in market saturation, more competitive pricing, or lower margins. Our business, operating results and financial condition would be materially and adversely affected if the market for our services fails to grow, grows more slowly than anticipated, or becomes more competitive or if our products and services are not accepted by targeted customers even if a substantial market develops.

We may not be able to protect our proprietary technology, which could enable others to more easily compete with us.

        Our performance and ability to compete are dependent to a significant degree on our proprietary technology. We rely on our patents, copyrights, service marks, trademarks, trade secrets and similar intellectual property as critical to our success, and rely on patent, trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. We have been granted two design patents, have filed an application to patent the SYNAPSE process and expect to file additional patents as we determine appropriate. There can be no assurance that a patent will be issued from the patent application filed by us or that patents will be issued from any patent applications filed by us or our licensors in the future or that the scope of any claims granted in any patent will provide meaningful proprietary protection or a competitive advantage to us. There can be no assurance that the validity or enforceability of patents issued or licensed to us will not be challenged by others or, if challenged, will be upheld by a court. In addition, there can be no assurance that competitors will not be able to circumvent any patents issued or licensed to us. We have been granted the service mark “U.S. Wireless Data” and have filed for the service mark “SYNAPSE”, “Wireless Made Easy”, “Wireless Express Payment Service”, “WEPS”, “Powered by WEPS”, “e-Processing”, “e-Processing for the new millennium” in the United States. There can be no assurance that we will be able to secure significant protection for these marks. Our inability to protect our proprietary rights adequately would have a material adverse effect on our business.

        We generally have entered into agreements containing confidentiality and non-disclosure provisions with our employees and consultants and limit access to and distribution of our documentation and other proprietary information. There can be no assurance that the steps taken by us will prevent misappropriation of our technology or that agreements entered into for that purpose will be enforceable.

        Notwithstanding the precautions taken by us, it might be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently. Policing unauthorized use of our technology is difficult. The laws of other countries may afford us little or no effective protection of our intellectual property. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are made available. In the future, we may also need to file lawsuits to enforce our intellectual property rights, protect our trade secrets, and determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on our business operating results and financial condition.

We may be sued by third parties for infringement of their intellectual property rights and incur costs of defense and possibly royalties or lose the right to use technology important to providing our services.

        The telecommunications and software industries are characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement or other violations of intellectual property rights. As the number of participants in our market increases, the possibility of an intellectual property claim against us could increase. Any intellectual property claims, with or without merit, could be time-consuming and expensive to litigate or settle, could require us to enter into costly royalty arrangements, could divert management attention from administering our business and could preclude us from conducting our business.

Our services rely on an emerging infrastructure that could encounter capacity constraints or system failures which could adversely affect our reputation and market acceptance of our product.

        We utilize a variety of technologies, infrastructures and products in providing SYNAPSE, including wireless networks, web servers, Internet information servers, local area networks, data storage devices and proprietary applications. If these systems experience difficulties, capacity constraints or service interruptions, it could have a detrimental impact on our business, operating results and financial condition.

        The satisfactory performance, reliability and availability of SYNAPSE and our network infrastructure are critical to our reputation and our ability to attract and retain customers and maintain adequate customer service levels. Any system interruptions or quality defects would reduce the quantity and/or quality of services rendered and the attractiveness of our product offerings and would have a material adverse effect on our reputation, business, operating results and financial condition.

We are dependent on outside parties for our wireless infrastructure.

        Our ability to retain and attract merchant acquiring banks, independent sales organizations and card processors to SYNAPSE is dependent upon, among other things, the performance of the cellular and digital wireless communication networks and credit card processing networks used by us. Any system or network failure that causes interruption or slower response time of our services could result in reduced usage and could reduce the attractiveness of SYNAPSE to consumers.

        The recent growth in cellular and digital wireless traffic has caused periods of decreased performance requiring wireless providers to upgrade and expand their infrastructures. If wireless usage continues to increase rapidly, the wireless infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. Consequently, the emergence and growth of the market for our services is dependent on future improvements to the entire wireless network.

We will have to keep pace with new products and rapid technological change in order to remain competitive in the marketplace.

        If we are able to sufficiently penetrate the market with our SYNAPSE service, our future success will depend upon our ability to keep pace with technological developments and respond to evolving merchant demands. Failure to anticipate or respond adequately to technological developments or significant delays in product development could damage our potential position in the marketplace and could result in less revenue or an inability to generate profits. With our current limited financial and technical resources, we may not be able to develop or market new services or enhancements to our existing service offerings. It is possible that we could experience significant delays in these endeavors. Any failure to successfully develop and market services and service enhancements could have a material adverse effect on our business, operating results and financial condition.

We face potential competition and pricing pressures from larger, well financed and recognized companies and we may not be able to compete successfully if such potential competitors enter the market.

        The market for our products and services is highly competitive, including pressure to maintain competitive pricing structures for credit card processing services. We have identified potential competitors that may be logical candidates to develop SYNAPSE-like solutions, although at the present time, we are aware of no other applications currently available that are designed specifically for wireless transaction processing utilizing Internet-based tools. However, barriers to entry in our business are relatively insubstantial and companies with substantially greater financial, technical, marketing, manufacturing and human resources, as well as those with far greater name recognition than us, may attempt to enter the market. We believe that our ability to compete depends on brand recognition, price, distribution channels and quality of service. There can be no assurance that we will be able to compete successfully in the market.

We depend on recruiting and retaining key management and technical personnel and we may not be able to develop new services or support existing services if we cannot hire or retain qualified employees.

        Our success depends to a large degree upon the skills of our senior management team and current key employees. We depend particularly upon Dean M. Leavitt, our Chief Executive Officer. We have an employment agreement with Mr. Leavitt and with certain of our other employees. We do not maintain key person life insurance for any of our officers or key employees other than Mr. Leavitt. We do not generally require our executives or our employees to enter non-competition agreements with us, and those executives or employees could leave us to form or join a competitor. The loss of any of our key executives, the use of proprietary or trade secret data by former employees who compete with us, or the failure to attract, integrate, motivate, and retain additional key employees could have a material adverse effect on our business, operating results and financial condition. Because of the technical nature of our services and the dynamic market in which we compete, our performance depends on attracting and retaining key employees. Competition for qualified personnel in the wireless data and software industries is intense and finding qualified personnel with experience in both industries is even more difficult. We believe there are only a limited number of individuals with the requisite skills in the field of wireless data communication, and it is becoming increasingly difficult to hire and retain these persons.

We might not be able to manage our growth.

        We anticipate a period of significant growth in connection with our entry into the market for wireless payment transaction delivery. The resulting strain on our managerial, operational, financial, and other resources could be significant. Success in managing this expansion and growth will depend, in part, upon the ability of senior management to manage our growth effectively. Any failure to manage our proposed growth and expansion could have a material adverse effect on our business, operating results and financial condition.

        In addition to managing our company-wide growth, we must continue to develop and expand our systems and operations to accommodate expected growth in the use of SYNAPSE. Due to the limited deployment of our services to date, the ability of our systems and operations to connect and manage a substantially larger number of customers while maintaining superior performance is unknown. Any failure on our part to develop and maintain our wireless transaction service as we experience rapid growth could significantly reduce demand for our services and materially adversely affect our revenue.

Our use of wireless and internet technologies could pose security issues regarding data transmission and reporting.

        Utilization of SYNAPSE involves the transmission of payment transactions via a wireless network and SYNAPSE server from the merchant's POS to the payment processor and back. All airlink data is transmitted in an encrypted format through secure channels. The reporting and utility functions accessible via the Internet are designed with a variety of security precautions, and the end-user's card number is not contained in the database accessible via the Internet. However, a significant barrier to the growth of wireless data services or transactions on the Internet or by other electronic means has been the need for secure transmission of confidential information. Our systems could be disrupted by unauthorized access, computer viruses and other accidental or intentional actions. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches. If a third party were able to misappropriate our users' personal or proprietary information or credit card information, we could be subject to claims, litigation or other potential liabilities that could materially adversely impact our revenue and may result in the loss of customers.

We may be subject to liability for transmitting information, and our insurance coverage may be inadequate to protect us from this liability.

        We may be subject to claims relating to information transmitted over systems we develop or operate. These claims could take the form of lawsuits for defamation, negligence, copyright or trademark infringement or other actions based on the nature and content of the materials. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed.

Because our business is not currently diversified, if our wireless payment transaction delivery processing business does not succeed, our business may fail.

        We currently have only one product, Synapse, and accordingly, there is no diverse portfolio of products on which to rely if Synapse fails. If Synapse fails, we would fail unless we develop new products and a new business plan.

Our business is dependent on our relationship with wireless carriers.

        A significant aspect of our strategy is to be able to market Synapse as working with all major wireless protocols. Our business depends, in part, on our ability to purchase sufficient capacity from the wireless carriers and the security and reliability of their systems. If our current arrangements with wireless carriers are terminated, if we are unable to enter into arrangements with any new carriers or if the terms of our arrangements are altered or prices are increased, it may have a material adverse effect on our business.

Our acquisition of CellGate could require additional consideration payments.

        Although we completed the acquisition of substantially all of the assets of CellGate in November 2000, we may be required to pay additional consideration to CellGate. Under certain circumstances, we may be required to pay additional cash consideration to CellGate based upon the closing price of the Common Stock at certain dates. The amount of additional consideration could be material and have an adverse effect on our operating results and financial condition.

CellGate could lose its rights to its exclusive, except as to AT&T Wireless and its affiliates, license with AT&T Wireless.

        CellGate’s rights to a technology that make the conversion from landline to wireless transactions possible for traditional dial-up point of sale terminals and other dial-up devices are dependent upon an exclusive, except as to AT&T Wireless and its affiliates, license agreement with AT&T Wireless. Under certain circumstances the license agreement may be terminated and CellGate would no longer have access to this technology. Additionally, there can be no guarantees that AT&T Wireless or its affiliates will not enter into competition with CellGate for the application of this technology, and should such competition arise, it could have an adverse effect on our operating results and financial condition.

The benefits derived from any acquisition or strategic alliance may be less than the price we pay and may result in excessive expenses if we do not successfully integrate them. The costs and management resources we expend in connection with such integrations may exceed our expectations.

        Acquisitions and strategic alliances may have a significant impact on our business, financial condition and results of operations. The value of acquisitions may be less than the amount we pay for them if there is:

o A decline of their position in the respective markets; or
o A decline in general of the markets they serve.

        The expenses associated with these transactions may be greater and their revenue may be smaller than expected if:

o We fail to assimilate any acquired assets with our pre-existing business;
o We lose key employees of these companies or ours as a result of acquisitions;
o Our management's attention is diverted by other business concerns; or
o We assume unanticipated liabilities related to any acquired assets.

        In addition, the companies we may acquire may be subject to the other business risks we describe in this section which may adversely impact such business. Further, we cannot guarantee that we will realize the benefits or strategic objectives we are seeking to obtain if we make any acquisitions.

We may be adversely impacted by government regulation of the wireless infrastructure and the Internet.

        We are not currently subject to direct regulation by the Federal Communications Commission or any other governmental agency, other than regulations applicable to business in general. However, in the future, we may become subject to regulation by the FCC or another regulatory agency. In addition, the wireless carriers who supply us airtime are subject to regulation by the FCC and regulations that affect them could increase our costs or reduce our ability to continue selling and supporting our services.

        The laws governing Internet transactions remain largely unsettled. The adoption or modification of laws or regulations relating to the Internet could adversely effect our business, operating results, and financial condition by increasing our costs and administrative expenses. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel, consumer protection, and taxation apply to the Internet. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. We must comply with new regulations in the United States, as well as any other regulations adopted by other countries where we may do business. The growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, as well as new laws governing the taxation of Internet commerce. Compliance with any newly adopted laws may prove difficult for us and may harm our business, operating results, and financial condition.

We have a 80% shareholder who is able to exercise substantial influence over us.

        We are effectively controlled by ComVest Capital Management LLC (“ComVest”), which beneficially owns, as of September 30, 2000, approximately 80% of our Common Stock. Such ownership interest gives ComVest substantial influence over the outcome of all matters submitted to our shareholders, including the election of directors. Pursuant to an agreement, Commonwealth Associates, an affiliate of ComVest, has the right to designate two directors.

The market for our stock could suffer because there may be too many available shares.

        We have approximately 9,500,000 million total shares of Common Stock outstanding as of November 30, 2000. Of that number, approximately 4,300,000 million shares are in the public float. We have a substantial number of additional shares of Common Stock that are either presently outstanding or issuable upon conversion or exercise of other securities that were issued as "restricted securities" and are either presently saleable under SEC Rule 144 or which will become eligible for sale under SEC Rule 144 over the next several months to one year.

        Most of the "restricted securities" are being registered hereby and will be saleable pursuant to this Prospectus. Of those shares of common stock, a substantial amount of shares are subject to "lock-up" agreements, which limit the disposition of such shares for certain periods. However, when these securities are saleable in the market, the volume of securities which are sold or which are saleable and "overhang" the market, may substantially depress the market price of our common stock.

Anti-takeover provisions.

        Our Certificate of Incorporation authorizes the issuance of up to 25,000,000 shares of preferred stock. Our board of directors is empowered, without shareholder approval, to issue a new series of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. Such authority, together with certain provisions of Delaware law and of our Certificate of Incorporation and bylaws, may have the effect of delaying, deterring or preventing a change in control of us, may discourage bids for the Common Stock at a premium over the market price and may adversely affect the market price, and the voting and other rights of the holders, of our Common Stock. Although we have no present intention to issue any additional shares of our preferred stock or Common Stock, there can be no assurance that we will not do so in the future. Our board of directors may issue rights, options, warrants or other convertible securities (hereinafter “rights”) entitling the holders of the rights to purchase, receive or acquire shares or fractions of shares of the corporation or assets or debts or other obligations of the corporation, upon such terms as are determined by our board of directors. Our board of directors is free, subject to its fiduciary duties to shareholders, to structure the issuance or exercise of the rights in a manner which may exclude “significant shareholders,” as defined, from being entitled to receive such rights or to exercise such rights or in a way which may effectively prevent a takeover of the corporation by persons deemed hostile to management. Nothing presently contained in our Certificate of Incorporation prohibits our board of directors from using these types of rights in this manner.

We have never paid Common Stock dividends and are unlikely to do so for the foreseeable future.

        We have never paid cash or other dividends on our Common Stock. It is our intention to retain any earnings to finance the operation and expansion of our business, and therefore, we do not expect to pay any cash dividends in the foreseeable future.

Volatility of Common Stock.

        The common stock is traded on the OTCBB under the symbol “USWE.” The trading volume of the Common Stock historically has been limited and sporadic, and the stock prices have been volatile. For example, during the quarter year ended September 30, 2000, the common stock has traded at prices ranging from $6.00 to $10.00. As a result of the limited and sporadic trading activity, the quoted price for the common stock on the OTCBB is not necessarily a reliable indicator of its fair market value.

The exercise of warrants and conversion of preferred stock will dilute the existing shares of common stock.

        Upon exercise of warrants held by certain of the selling stockholders and upon conversion of convertible securities owned by certain selling stockholders, the percentage ownership of our common stockholders will be diluted.

SELLING STOCKHOLDERS

        This Prospectus covers offers and sales of the following shares of Common Stock:

o	562,500 shares issued in connection with the acquisition of the assets of CellGate Technologies, LLC;
o	11,638,750 shares underlying the Units, which consist of Series C Preferred Stock and warrants, issued in the private placement completed in May 2000;
o	3,491,625 shares underlying warrants issued to certain entities for acting as placement agent in connection with private placement which occurred in May 2000;
o	12,269 shares underlying warrants issued in October 1998 in connection with a bridge financing. These warrants have an exercise price of $6.192 per share and expire October 27, 2001;
o	75,000 shares underlying warrants issued in connection the issuance of the Series B Preferred Stock. These warrants have an exercise price of $6.00 per share and expire in April 2004;
o	52,192 shares underlying warrants issued to various vendors for services performed. These warrants have exercise prices ranging from $9.60 to $23.00, and expiration dates ranging from March 2003 to June 2005;
o	48,525 shares underlying warrants issued from October 1998 to December 1998 in connection with the redemption of the Series A Preferred Stock. Of these warrants, 14,104 have an exercise price of $9.60 per share and expire in October 2001. Of these warrants, 16,654 have an exercise price of $6.376 per share and expire in November 2001, and 17,767 of these warrants have an exercise price of $6.556 per share and expire in December 2001;
o	111,515 shares underlying warrants issued in October 1999 in connection with a private investment. These warrants have an exercise price of $6.00 and expire in July 2004;
o	49,375 shares underlying warrants issued in connection with the redemption of outstanding Series B Preferred Stock, which includes previously issued Convertible Debentures which were converted into shares of Series B Preferred Stock. The Series B Preferred Stock was issued in April 1999 and was redeemed between January 2000 and May 2000. Of these warrants, 37,500 have an exercise price of $9.120 per share and expire in April 2004, and 11,875 of these warrants have an exercise price of $6.00 per share and expire during July and April of 2004;
o	32,123 shares underlying warrants issued in July 1998 in connection with the issuance of 6% Convertible Debentures. These warrants have an exercise price of $7.004 per share and expire in July 2001;
o	1,343,750 shares underlying warrants issued in May 1999 to an executive in connection with his employment agreement. Of these warrants, 671,875 have an exercise price of $3.50 per share and expire in March 2009 and the remaining 671,875 warrants have an exercise price of $5.86 and expire in March 2009;
o	1,429,091 shares underlying warrants issued in December 1999 in connection with a bridge financing. These warrants havean exercise price of $.01 and expire in December 2006.
o	2,274,862 shares issued in connection with the exercise of previously outstanding warrants and convertible debentures;

        The following table provides information on the selling stockholders, their current beneficial ownership of our securities, the number of shares offered for each stockholder's account, and the amount and percentage of their beneficial ownership after this offering, assuming they sell all of the offered shares. "Beneficial ownership" here means direct or indirect voting or investment power over outstanding stock and stock which a person has the right to acquire now or within 60 days after the date of this Prospectus. It therefore includes stock issuable on exercise of the warrants described above.

        The information in the table is from the selling stockholders, reports furnished to us under rules of the SEC and our stock ownership records. Except as noted in the footnotes, no selling stockholder has had, within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates. The calculation of the percentage of Common Stock beneficially owned after the offering is based on 9,528,228 shares outstanding as of the date of this Prospectus.

                                              Shares                            Shares Beneficially Owned After the
                                           Beneficially                                       Offering
                                         Owned Before the     Shares Offered    ----------------------------------
Name                                         Offering         For Sale Hereby        Number             Percent
----                                     ----------------     ---------------        ------             -------

Abrams IE Partnership                         57,291              57,291                0                  *
Revocable Trust of James Adametz              10,416              10,416                0                  *
Alliance Equities Inc.                        26,043              26,043                0                  *
Saverio & Deena Anastasio, as
   Joint Tenants                              20,832              20,832                0                  *
Alan J. Andreini Sr.                          31,250              31,250                0                  *
Apodaca Investment Partners, L.P.            116,666             116,666                0                  *
Apodaca Investment Offshore, Ltd.            250,000             250,000                0                  *
Michael Appelbaum & Fran Appelbaum,
   as Joint Tenants                            2,084               2,084                0                  *
Wexford Clearing Custodian for
   Michael Appelbaum IRA                       1,041               1,041                0                  *
Archery Capital LLC                          416,666             416,666                0                  *
Basil J. Asciutto                              3,125               3,125                0                  *
Richard J. Aslanian                           20,834              20,834                0                  *
Michael Astor                                 10,416              10,416                0                  *
Dr. Jim G. Aukstuolis                         10,416              10,416                0                  *
Sloan D. Autremot                                833                 833                0                  *
The Bald Eagle Fund Ltd.                       3,750               3,750                0                  *
Ballyhoo Partners LLC                         41,666              41,666                0                  *
Barington Capital Group LP                    10,416              10,416                0                  *
Carmela Basile & Vincent Longobardo
   as Tenants-in-Common                       15,625              15,625                0                  *
CellGate Technologies, LLC                   562,500             562,500                0                  *
Arindak S. Basu & Chao-Hui
   Tuan, as Joint Tenants                     10,416              10,416                0                  *
Hassan & Neptune Kasrate Bazhi,
   as Joint Tenants                           10,416              10,416                0                  *
John P. Becker                                10,416              10,416                0                  *
John W. Beiser & Maureen W.
   Beiser, as Joint Tenants                   20,834              20,834                0                  *
Ben Franklin Financial, Inc.                  10,416              10,416                0                  *
Ben Joseph Partners                           41,666              41,666                0                  *
Kim M. Beretta Trust UA DTD
   10/12/94                                   10,416              10,416                0                  *
Paul Berger                                   10,416              10,416                0                  *
Donald Berglund                               10,416              10,416                0                  *
Robert A. Berlacher & Julie T.
   Berlacher as Tenants-By-Entirety           20,834              20,834                0                  *
Howard Bernstein & Sandra  Bernstein,
   as Joint Tenants                           10,416              10,416                0                  *
Dr. Robert Bettinger                          20,834              20,834                0                  *
Bickford Limited                              20,833              20,833                0                  *
Daniel Binsfeld                               10,416              10,416                0                  *
Stephen J. Bishop                             15,625              15,625                0                  *
Craig & Annette Blitz, as Joint
   Tenants                                     3,125               3,125                0                  *

                                              Shares                            Shares Beneficially Owned After the
                                           Beneficially                                       Offering
                                         Owned Before the     Shares Offered    ----------------------------------
Name                                         Offering         For Sale Hereby        Number             Percent
----                                     ----------------     ---------------        ------             -------

Dr. Jeffrey Blomstedt & Susan I.
   Lascala, as Joint Tenants                  10,416              10,416                0                  *
Harold Blue                                   10,416              10,416                0                  *
BNB Associates Investments LP                 26,041              26,041                0                  *
Hans C. Bodmer                                20,834              20,834                0                  *
Bold Street, LLC                             112,500             112,500                0                  *
Jeffrey O. & Deborah R. Bolding,
   as Joint Tenants                           10,416              10,416                0                  *
Michael & Tracy Bollag, as Joint
   Tenants                                    20,834              20,834                0                  *
Ronald B. Booth                               10,416              10,416                0                  *
Andrew K. Boszhardt, Jr.                      31,250              31,250                0                  *
Briar Creeck Investments LLC                  10,416              10,416                0                  *
Jon Brown                                     10,416              10,416                0                  *
Michael & Mary Jo Brummer, as
   Joint Tenants                              10,416              10,416                0                  *
Adolf Brundler                                62,500              62,500                0                  *
Lawrence Brustein                             10,416              10,416                0                  *
Paul Burgess                                  10,416              10,416                0                  *
The Burtzloff Family Trust                   208,334             208,334                0                  *
Daniel J. & Deborah J. Callahan, as
   Joint Tenants                              46,875              46,875                0                  *
Felix & Joyce Campos, as Joint
   Tenants                                    50,000              50,000                0                  *
J A Cardwell, Sr.                             10,416              10,416                0                  *
James A. Cardwell, Jr.                        10,416              10,416                0                  *
John A. Catsimatidis                          10,416              10,416                0                  *
C E Unterberg Towbin Capital
   Partners I. L.P.                           15,625              15,625                0                  *
Albert & Doris Chance, as Joint
   Tenants                                    10,416              10,416                0                  *
Chun Pin Cheng                                10,416              10,416                0                  *
Circle F Ventures LLC                         20,834              20,834                0                  *
CNCASCT Burnoy                                 7,099               7,099                0                  *
Cornell Consulting International, Inc.        12,500              12,500                0                  *
David Cohen                                   15,625              15,625                0                  *
Jonathan R. Cohen                             10,416              10,416                0                  *
James C. Collins                              10,416              10,416                0                  *
Kyle W. Collins                               10,416              10,416                0                  *
Commonwealth Associates L.P. (1)               6,250               6,250                0                  *
Comvest Capital Management,(1)
   LLC                                     3,238,641           3,238,641                0                  *
Richard P. Confer                             15,625              15,625                0                  *
Conzett Europa Invest Ltd.                    20,834              20,834                0                  *
Edwin & Judith Cooperman, as
   Joint Tenants (5)                          20,834              20,834                0                  *
Bruce Corbin                                  10,416              10,416                0                  *
Wexford Clearing C/F Richard
   Corbin IRA                                 10,416              10,416                0                  *
Richard & Robyn Corbin, as Joint
   Tenants                                    10,416              10,416                0                  *
Jose M. Cornide, Jr.                          10,416              10,416                0                  *
Robert J. & Rosemarie Coury, as
   Joint Tenants                              10,416              10,416                0                  *
Brian K. Coventry (4)                          3,125               3,125                0                  *
Cranshire Capital L.P.                        52,084              52,084                0                  *

                                              Shares                            Shares Beneficially Owned After the
                                           Beneficially                                       Offering
                                         Owned Before the     Shares Offered    ----------------------------------
Name                                         Offering         For Sale Hereby        Number             Percent
----                                     ----------------     ---------------        ------             -------

Robert & Barbara Crown, as Joint
   Tenants                                    31,250              31,250                0                  *
Stephen P. Cunningham & Wendell
   Fleming, as Joint Tenants                  10,416              10,416                0                  *
Cuttyhunk Fund                                15,349              15,349                0                  *
Michael Daffey                                10,416              10,416                0                  *
Dan & Tom USWD Partnership                    10,416              10,416                0                  *
Mark Danieli                                   3,125               3,125                0                  *
Data Wireless, LLC                            10,416              10,416                0                  *
James A. & Rebecca C. Davenport,
   as Joint Tenants                           10,416              10,416                0                  *
David Deatkine, Jr.                           10,416              10,416                0                  *
Kenneth DeJohn                                37,500              37,500                0                  *
Dr. David J. Dercher & Su Ellen
   Dercher, as Joint Tenants                  10,416              10,416                0                  *
Dominick Di Cesare                            10,416              10,416                0                  *
Frank Dileonardo & Gary Blum, as
   Tenants-in-Common                          10,416              10,416                0                  *
The Dotcom Fund L.L.C.                        62,500              62,500                0                  *
Bear Stearns SEC Corp. Custodian
   for Hugh W. Downe Roth IRA
   52205578                                   10,416              10,416                0                  *
Donald G. Drapkin                             28,334              28,334                0                  *
Ronald Drazin                                 10,416              10,416                0                  *
John Duncan                                   10,416              10,416                0                  *
Veerendra & Poornina Durgam, as
   Joint Tenants                              10,416              10,416                0                  *
DW Trustees (BVI) Limited Main
   Fund                                       10,416              10,416                0                  *
Glen S. Edelman & Norman   Edelman,
   as Joint Tenants                           10,416              10,416                0                  *
Edgewater Ventures, LLC                       20,834              20,834                0                  *
Edinroc Investments LP                        20,834              20,834                0                  *
EDJ Limited                                   20,834              20,834                0                  *
James P. Elder                                10,416              10,416                0                  *
Elite Sales, Inc. Profit Sharing Plan         10,416              10,416                0                  *
Craig William Ellis                           10,416              10,416                0                  *
Eminence Capital, LLC                         20,834              20,834                0                  *
The Endeavor Capital                          38,586              38,586                0                  *
Etrenet Group, LLC                             4,692               4,692                0                  *
Dr. Frederick B. Epstein                      10,416              10,416                0                  *
Erlbaum Investment Partners                   67,709              67,709                0                  *
Sir Richard Harry Evans                       10,416              10,416                0                  *
Per Olof Ezelius                              10,416              10,416                0                  *
Fabco International Inc.                      10,416              10,416                0                  *
The Gianna Falk Trust                          5,209               5,209                0                  *

                                              Shares                            Shares Beneficially Owned After the
                                           Beneficially                                       Offering
                                         Owned Before the     Shares Offered    ----------------------------------
Name                                         Offering         For Sale Hereby        Number             Percent
----                                     ----------------     ---------------        ------             -------

WexFord Clearing Services Corp
   C/F Michael Falk IRA (6)                   10,416              10,416                0                  *
Michael S. Falk (4)(2)                        52,084              52,084                0                  *
The Mikaela Falk Trust                         5,209               5,209                0                  *
David P. Faxon Jr. Living Trust
   Dave P. Faxon Jr. TTEE                     10,416              10,416                0                  *
Feinstein Eisenberg Associates                62,500              62,500                0                  *
Aubrey J. Ferrao TTE Aubrey J.
   Ferrao Living Trust UAD
   6/26/98                                    10,416              10,416                0                  *
Duane M. Fiedler                              41,666              41,666                0                  *
Howard & Jill Fife, as Joint
   Tenants                                    31,250              31,250                0                  *
Richard Fife                                  10,416              10,416                0                  *
Marcus S. Finkle IRA Account                  31,250              31,250                0                  *
Timothy E. Fitzgerald                         10,416              10,416                0                  *
Flavin, Blake Investors, L.P.                 62,500              62,500                0                  *
John P. Flavin                                10,416              10,416                0                  *
Aaron J. Flexshaker                           10,416              10,416                0                  *
Hayden R. & Ladonna M. Fleming
   Revocable Trust DTD 7/19/95                10,416              10,416                0                  *
Joseph H. Flom                                20,834              20,834                0                  *
Flynn Corporation                            208,334             208,334                0                  *
FM Grandchildren's Trust                      15,625              15,625                0                  *
Fred Lewis Productions, Inc.,
   Profit Sharing Plan Trust                  20,834              20,834                0                  *
James C. Free                                 25,000              25,000                0                  *
Charles L. Friedlander                        10,416              10,416                0                  *
Philip Friedman                               20,834              20,834                0                  *
Victor Friedman                               20,834              20,834                0                  *
Peter Fulton                                   5,209               5,209                0                  *
Gabelli Group Capital Partners Inc.           20,834              20,834                0                  *
Gallagher Corporation                        208,334             208,334                0                  *
Martin W. Gangel Trust U A DTD                10,416              10,416                0                  *
Bennie C. Gatewood Revocable
   Trust                                      10,416              10,416                0                  *
Gregg M. Gaylord                              10,416              10,416                0                  *
Gazoo Ventures LLC                            10,416              10,416                0                  *
Marshall Geller                               20,834              20,834                0                  *
Generation Capital Associates                 41,666              41,666                0                  *
Gerlach and Company                           10,416              10,416                0                  *
Anthony J. Giardina                            2,084               2,084                0                  *
Howard Gittis                                 20,834              20,834                0                  *
Bruce Glaser (4)                               5,209               5,209                0                  *
Jonathan L. Glashow                           10,416              10,416                0                  *
Alvin H. Glick                                10,416              10,416                0                  *
Justin Gmelich                                10,416              10,416                0                  *
Kenneth Goldberg                              10,416              10,416                0                  *
Paul D. Goldenheim                            10,416              10,416                0                  *
Jacob Goldfield                               41,666              41,666                0                  *

                                              Shares                            Shares Beneficially Owned After the
                                           Beneficially                                       Offering
                                         Owned Before the     Shares Offered    ----------------------------------
Name                                         Offering         For Sale Hereby        Number             Percent
----                                     ----------------     ---------------        ------             -------

Raymond Thomas Goodrich & Rebecca
   Lea Patton, as Joint Tenants               31,250              31,250                0                  *
Chris Gordon                                  10,416              10,416                0                  *
Noam Gottesman                                20,834              20,834                0                  *
Grayson Financial Management
   Corp.                                      10,416              10,416                0                  *
Jay Greenwald                                 10,416              10,416                0                  *
Scott L. Greiper (4)                           8,334               8,334                0                  *
Andrew Hart                                  112,500             112,500                0                  *
Fred Hart                                     10,416              10,416                0                  *
Roland F. Hartman                             10,416              10,416                0                  *
Harvard Developments Inc.                     31,250              31,250                0                  *
Harvard Investments Inc.                      62,500              62,500                0                  *
James N. Hauslein                             20,834              20,834                0                  *
Robert Hazan                                  10,416              10,416                0                  *
Steven Hazan                                  10,416              10,416                0                  *
Herbert L. Henkel                             10,416              10,416                0                  *
Philip Herman                                 10,416              10,416                0                  *
Timothy J. Herrmann                            1,250               1,250                0                  *
Robert Herscu                                 10,416              10,416                0                  *
Lord Hesketh                                  10,416              10,416                0                  *
Kenneth E. Higgins, Jr.                        4,166               4,166                0                  *
Carol R. Hill Spousal Trust                   62,500              62,500                0                  *
Thomas E. Hodapp                              15,625              15,625                0                  *
Robert Hoffman & Randy
   Weatherford, as Tenants-In-
   Common                                     10,416              10,416                0                  *
Neal Holtvogt                                 10,416              10,416                0                  *
Brian Hunter                                  10,416              10,416                0                  *
Lisa Rudolph Hurwitz IRA                      10,416              10,416                0                  *
Intercontinental Investment
   Services, Inc.                             10,416              10,416                0                  *
Andre W. Iseli                                10,416              10,416                0                  *
Janoff & Gurevich LLP Retirement
   Plan                                       10,416              10,416                0                  *
J.F. Shea & Co., Inc.                        312,500             312,500                0                  *
L. Wayne Johnson & Kimber  Johnson as
   Tenants-in-Common                          15,625              15,625                0                  *
Peggy Jordan                                  31,250              31,250                0                  *
JR Squared, LLC                               31,250              31,250                0                  *
JW Charles Securities, Inc.                   11,764              11,764                0                  *
JW Genesis Securities, Inc.                   40,611              40,611                0                  *
Kabuki Partners                               41,666              41,666                0                  *
Defined Benefit Pension Plan for
   Norman Kane, M.D.                          10,416              10,416                0                  *
Kanodia Partners LP                           41,666              41,666                0                  *
Anita L. Kaplan                               20,834              20,834                0                  *
Barry A. Kaplan (2)                          520,833             520,833                0                  *
Robert W. Kasten, Jr.                         10,416              10,416                0                  *
Robert J. Katz                                41,666              41,666                0                  *
Wexford Clearing Services Corp.
    C/F Mitchell Kaufman IRA                  10,416              10,416                0                  *
Nanda Kaushik & Champaka Lakshemi,
   as Joint Tenants                           10,416              10,416                0                  *

                                              Shares                            Shares Beneficially Owned After the
                                           Beneficially                                       Offering
                                         Owned Before the     Shares Offered    ----------------------------------
Name                                         Offering         For Sale Hereby        Number             Percent
----                                     ----------------     ---------------        ------             -------

Thomas R. Kelley                              10,416              10,416                0                  *
Kensington Partners, L.P.                     16,166              16,166                0                  *
Kensingston Partners II, L.P.                    916                 916                0                  *
Thomas G. Keough                              10,416              10,416                0                  *
Keyway Investments Limited                    20,834              20,834                0                  *
William F. Kirk & Lynn R. Kirk as
   Joint Tenants                              10,416              10,416                0                  *
Bernard Kirsner Trust                         10,416              10,416                0                  *
K&K Development                               10,416              10,416                0                  *
Carl Kleidman (4)                              4,166               4,166                0                  *
Garth A. Koniver                              10,416              10,416                0                  *
Robert P. Koune                               52,084              52,084                0                  *
Robert Kramer                                 62,500              62,500                0                  *
Dennis H. & Daryl Brook Kraus,
   as Joint Tenants                           10,416              10,416                0                  *
Richard D. Lapthorne                          20,834              20,834                0                  *
The Leavitt 2000 Annuity Trust
   (7)(8)                                    149,904             149,904                0                  *
Dean M. Leavitt & Jody Leavitt as
   Joint Tenants (7)                          52,084              52,084                0                  *
Dean M. Leavitt (2)(3)                     1,736,743           1,736,743                0                  *
Kwan Lee, M.D. Ohio Valley
   Anestesia Association Pension Plan         10,416              10,416                0                  *
Christopher Lenzo                             52,084              52,084                0                  *
Charles I. Leone (3)                          20,833              20,833                0                  *
Elliot & Marcia Lepler, as Joint
   Tenants                                    10,416              10,416                0                  *
Daniel G. Levene                              10,416              10,416                0                  *
Eli Levitin                                   10,416              10,416                0                  *
Stuart J. Levy                                10,416              10,416                0                  *
Liebro Partners LLC                           10,416              10,416                0                  *
Lighthouse Partners USA, LP                   45,521              45,521                0                  *
Marjorie Lin                                  10,416              10,416                0                  *
Wexford Clearing Service CF
   Rong-Chung Lin Sep IRA                     10,416              10,416                0                  *
Lions Investment Ltd.                        104,166             104,166                0                  *
Robert J. Lippe & Michael Carroll,
   as Tenants-in-Common                       10,416              10,416                0                  *
Charles J. Loegering                          10,416              10,416                0                  *
Allan & Eileen Macdonald, as
   Joint Tenants                              15,625              15,625                0                  *
Magic Consulting Corp.                        10,416              10,416                0                  *
Manhattan Group Funding                       20,834              20,834                0                  *
Fred Manocherian                              10,416              10,416                0                  *
Mapa Venture Fund LLC                         10,416              10,416                0                  *
Richard Marchini                              10,416              10,416                0                  *
Mardale Investments Ltd.                      41,666              41,666                0                  *
Marlin Equities, LLC                          10,416              10,416                0                  *
John A. Martell                               20,834              20,834                0                  *

                                              Shares                            Shares Beneficially Owned After the
                                           Beneficially                                       Offering
                                         Owned Before the     Shares Offered    ----------------------------------
Name                                         Offering         For Sale Hereby        Number             Percent
----                                     ----------------     ---------------        ------             -------

David S. Martin Profit Sharing
   Plan Dated 1/1/96                          10,416              10,416                0                  *
Abraham Masliansky                            20,834              20,834                0                  *
Gary D. and Deborah C. May, as
   Joint Tenants                              10,416              10,416                0                  *
Leo F. Mazzochi & Nancy Tanner
   Mazzochi, as Joint Tenants                 10,416              10,416                0                  *
L. Gene Tanner                                 1,040              1,040                 0                  *
Lippert/Heilshorn & Associates                 3,750              3,750                 0                  *
John J. & Donna P. McCarthy, as
    Joint Tenants                             10,416              10,416                0                  *
McDonald Investments Inc. FBO
   David L. Hodge                             10,416              10,416                0                  *
Mellon Bank, N.A., as Trustee for
   the Dexter Corporation Master
   Trust                                      31,250              31,250                0                  *
Stephen J. Meringoff                          20,834              20,834                0                  *
Amos Meron                                    10,416              10,416                0                  *
M.H. Capital Partners LP                      20,834              20,834                0                  *
Craig F. Miller                               10,416              10,416                0                  *
Joan Misher                                  174,450             174,450                0                  *
James A. Mitarotonda                          10,416              10,416                0                  *
David Jan Mitchell                            10,416              10,416                0                  *
Michael Modell                                10,416              10,416                0                  *
Mitchell B. Modell                            10,416              10,416                0                  *
John I. Moraco & Edward Keppel,
   as Tenants-in-Common                       10,416              10,416                0                  *
Lloyd A. Moriber                              10,416              10,416                0                  *
Wexford Clearing C/F Ron   Moschetta
   IRA                                        10,416              10,416                0                  *
John Francis & Carole Mosites
   Scalo, as Joint Tenants                    10,416              10,416                0                  *
The Mulkey II Limited Partnership             26,041              26,041                0                  *
Four Musketeers                               19,791              19,791                0                  *
NanoCap New Millennium
   Growth Fund LLC                            10,416              10,416                0                  *
James Nealis                                  10,416              10,416                0                  *
Amy L. Newmark (2)                            52,083              52,083                0                  *
Gregory P. Norman                             20,834              20,834                0                  *
Craig Nossel                                  20,834              20,834                0                  *
Samuel R. Nussbaum                            10,416              10,416                0                  *
Daniel S. Och                                104,166             104,166                0                  *
Steven Odom                                   10,416              10,416                0                  *
Odyssey Capital, L.P.                        156,250             156,250                0                  *
Robert S. O'Hara, Jr.                         10,416              10,416                0                  *
Opposite Jed                                  10,416              10,416                0                  *
Orbitex Communications &
   Information Technology Fund                52,084              52,084                0                  *
Orbitex InfoTech &
   Communications Fund                       156,250             156,250                0                  *
Overdrive Capital Corporation                 41,666              41,666                0                  *

                                              Shares                            Shares Beneficially Owned After the
                                           Beneficially                                       Offering
                                         Owned Before the     Shares Offered    ----------------------------------
Name                                         Offering         For Sale Hereby        Number             Percent
----                                     ----------------     ---------------        ------             -------

Peter Palmieri & Peter Orthos, as
   Tenants-in-Common                           5,209               5,209                0                  *
Pamela Equities Corporation                   15,625              15,625                0                  *
Garo A. Partoyan                              10,416              10,416                0                  *
Sanjiv M. Patel                               10,416              10,416                0                  *
Jayakumar & Purmina Patil, as
   Joint Tenants                              10,416              10,416                0                  *
Pera Investors, LLC                           90,938              90,938                0                  *
Perg Wireless Data LLC                       250,000             250,000                0                  *
Peter J. Solomon Securities
   Company Limited (3)(9)                    581,938             581,938                0                  *
Paul F. Petrus                                10,416              10,416                0                  *
John & August Piccolo, as Joint
   Tenants                                    10,416              10,416                0                  *
George F. & Elizabeth H. Pickett,
   as Joint Tenants                           20,834              20,834                0                  *
Porter Partners, L.P.                         62,500              62,500                0                  *
Robert Priddy                                312,500             312,500                0                  *
Scott S. Prince                              104,166             104,166                0                  *
Travis L. Provow                              10,416              10,416                0                  *
Bob K. Pryt, Trustee BKP Capital
   MGT LLC 401(k) Profit Sharing
   Plan & Money Purchase Plan DTD
   1/1/92 FBO Bob K. Pryt                     37,501              37,501                0                  *
Painewebber as IRA Custodian for
   Thomas P. Puccio                           10,416              10,416                0                  *
William C. Radichel                           20,834              20,834                0                  *
Radix Associates                              10,416              10,416                0                  *
Dr. Henry M. Ramseur                          10,416              10,416                0                  *
Alfred A. Rapetti                             20,833              20,833                0                  *
A.G. Rappaport                                52,084              52,084                0                  *
RBB Bank Aktiengesellschaf                    34,267              34,267                0                  *
RBCO Associates Limited Partnership           10,416              10,416                0                  *
ReeseCole Partnership, Ltd.                   26,041              26,041                0                  *
Kurt V & Laura M. Reichelt, as
   Joint Tenants                              10,416              10,416                0                  *
Mark Reichenbaum                              52,084              52,084                0                  *
Brad Reiss                                    10,416              10,416                0                  *
Rev Co.                                       10,416              10,416                0                  *
William A. Rice (2)                           62,500              62,500                0                  *
Richie Rush Holdings, LLC                     10,416              10,416                0                  *
Joseph P. & Judith A. Rienzi, as
   Joint Tenants                              10,416              10,416                0                  *
James H. Rion, Jr.                            10,416              10,416                0                  *
RML Burwick Family L.P.                       20,834              20,834                0                  *
Robert H. Lessin Venture Capital
   LLC                                        20,834              20,834                0                  *
Robert E. & Judith A. Robichaud,
as Community Property                         15,625              15,625                0                  *
David Anthony Robinson                        10,416              10,416                0                  *

                                              Shares                            Shares Beneficially Owned After the
                                           Beneficially                                       Offering
                                         Owned Before the     Shares Offered    ----------------------------------
Name                                         Offering         For Sale Hereby        Number             Percent
----                                     ----------------     ---------------        ------             -------
Ben Rosenbloom                                10,416              10,416                0                  *
Dale Rosenbloom                               20,834              20,834                0                  *
Howard Rosenbloom                             10,416              10,416                0                  *
Richard Rosenblatt                            31,250              31,250                0                  *
Adam M. Rosmarin                              62,500              62,500                0                  *
Adam Ross & Lisa FalkRoss, as
   Joint Tenants                              10,416              10,416                0                  *
Amy Rothschild & Ronald CW
   Rothschild, as Joint Tenants               10,416              10,416                0                  *
RS Emerging Growth Partners LP               145,834             145,834                0                  *
RS Premium Partners                          166,666             166,666                0                  *
Breit & Jeffrey Rubin, as Tenants-
   in-Common                                  10,416              10,416                0                  *
Douglas N. & Evelyn L. Runckel,
   as Joint Tenants                           20,834              20,834                0                  *
Rush & Company                                72,916              72,916                0                  *
Paul Russo                                    20,834              20,834                0                  *
Stephen J. Ruzika                             10,416              10,416                0                  *
Scott Salkind                                 10,416              10,416                0                  *
Sandler Capital Partners IV LP               738,959             738,959                0                  *
Sandler Capital Partners IV FTE LP           302,709             302,709                0                  *
Domenick G. & Josephine Scaglione,
    as Joint Tenants                          10,416              10,416                0                  *
Stuart Schapiro IRA Rollover Bear
   Stearns SEC. Corp. Custodian
    CO Commonwealth Associates LP             10,416              10,416                0                  *
Monroe H. & Barbara P. Schenker,
   as Joint Tenants                           10,416              10,416                0                  *
Wexford Clearing Services Corp
   C/F                                        10,416              10,416                0                  *
Rodney & Vikki Schorlemmer, as
   Joint Tenants                              10,416              10,416                0                  *
Wexford Clearing C F Charles F
   Schroeder                                  10,416              10,416                0                  *
Gary & Barbara Schultz, as Joint
   Tenants                                    10,416              10,416                0                  *
Kim M. Schwencke                              10,416              10,416                0                  *
Schwenke LLC                                  41,666              41,666                0                  *
Wexford Securities as IRA  Custodian
   for Richard Campanella                      1,041               1,041                0                  *
Jose E. & Cecilia P. Serra, as
   Tenants by the Entirety                    20,834              20,834                0                  *
John P. Serubo                                10,416              10,416                0                  *
Shagadelic Partners                           10,416              10,416                0                  *
John J. Shaw                                  20,834              20,834                0                  *
Akiva Shmuelov                                10,416              10,416                0                  *
Jay A. Carole Shrager, as Joint
   Tenants                                    10,416              10,416                0                  *
Marc R. & Karen L. Shultz, as
   Joint Tenants                              20,834              20,834                0                  *

                                              Shares                            Shares Beneficially Owned After the
                                           Beneficially                                       Offering
                                         Owned Before the     Shares Offered    ----------------------------------
Name                                         Offering         For Sale Hereby        Number             Percent
----                                     ----------------     ---------------        ------             -------

Gail Siegal (10)                             198,000             198,000                0                  *
Silicon Alley Tech Fund I, LLC                20,834              20,834                0                  *
Simon Asset Management LLC                    52,084              52,084                0                  *
Michael A. Singer                             20,834              20,834                0                  *
John P. Singleton                             20,834              20,834                0                  *
George C. & Cheryl R. Sivak, as
   Joint Tenants                              10,416              10,416                0                  *
SJG Management Inc. Profit
   Sharing Fund                               10,416              10,416                0                  *
Kerry Skeen                                   10,416              10,416                0                  *
Kenneth B. & Melissa S. Skolnick,
   as Joint Tenants                           41,666              41,666                0                  *
Stephen T. Skoly, Jr. & Richard K.
   Ouellette, as Tenants-in-Common            10,416              10,416                0                  *
Bruce D. Smith                                 5,209              5,209                 0                  *
Lin-Chen Smith                                 5,209              5,209                 0                  *
Eric Soderlund                                10,416              10,416                0                  *
Robert J. Spencer                             10,416              10,416                0                  *
Anthony M. & Nancy M.
   Spigarelli, as Joint Tenants               10,416              10,416                0                  *
Robert E. Spring                              10,416              10,416                0                  *
Arthur Steinberg IRA Rollover                 10,416              10,416                0                  *
David Stellway                                10,416              10,416                0                  *
Stevensohn Group, Inc. Profit
   Sharing Plan                               20,834              20,834                0                  *
Jesse Sullivan                                10,416              10,416                0                  *
Tonga Partners                                23,024              23,024                0                  *
Wexford Clearing Services Corp
   C/F                                        10,416              10,416                0                  *
William G. Sybesma & Martina
   Jane Sybesma, as Joint Tenants             10,416              10,416                0                  *
Rick Glenn Tachibana                          10,416              10,416                0                  *
Steven & Amy Temares, as Joint
   Tenants                                    10,416              10,416                0                  *
Tgaar Properties, Inc.                        10,416              10,416                0                  *
George L. Thompson & Richard H.
   Palmer, as Tenants-in-Common               10,416              10,416                0                  *
Todd M. Tickner                               10,416              10,416                0                  *
William B. Tiller                             10,416              10,416                0                  *
John R. Tobin                                 10,416              10,416                0                  *
DerLong & Jennifer Y. Tong, as
   Joint Tenants                              10,416              10,416                0                  *
Walter F. Toombs                              10,416              10,416                0                  *
Tri Yar Capital LLC                           10,416              10,416                0                  *
Salvatore D. & Fran Trupiani, as
   Joint Tenants                              10,416              10,416                0                  *
George Tsamutalis                              2,084              2,084                 0                  *
Michael L. & Douglas F. Tumen,
   as Tenants-in-Common                       10,416              10,416                0                  *
Twin Venture Partners, LLC                    10,416              10,416                0                  *

                                              Shares                            Shares Beneficially Owned After the
                                           Beneficially                                       Offering
                                         Owned Before the     Shares Offered    ----------------------------------
Name                                         Offering         For Sale Hereby        Number             Percent
----                                     ----------------     ---------------        ------             -------

Vladik Vainberg                                1,041              1,041                 0                  *
Valor Capital Management, LP                  41,666              41,666                0                  *
Vincent P. Yandenberghe & Veerle M.
   Hollecamp, as Joint Tenants                10,416              10,416                0                  *
Jane Vandewalle Declaration of
   Trust DTD 2/18/93                          10,416              10,416                0                  *
Syd Verbin & Edward B. Bell, as
   Tenants-by-Entirety                        10,416              10,416                0                  *
Byron & Jacelyn Voigt, as
   Tenants-in-Common                          10,416              10,416                0                  *
Kevin J. & Cyndi G. Voigt, as
   Joint Tenants                              10,416              10,416                0                  *
Voss Limited Partnership                      10,416              10,416                0                  *
John J. Waldron & Maureen F.
   Waldron, as Joint Tenants                  20,834              20,834                0                  *
George William Waltzinger &
   Marjorie Waltzinger, as Joint
   Tenants                                    10,416              10,416                0                  *
Stephen J. Warner                             10,416              10,416                0                  *
Steven Warren                                 10,416              10,416                0                  *
Thom & Vanesia Waye                            1,041              1,041                 0                  *
Erich J. & Diane D. Weidenbener,
    as Joint Tenants                          10,416              10,416                0                  *
Weiskopf Silver & Co. L.P.                    20,834              20,834                0                  *
Westmont Venture Partners, LLC                52,084              52,084                0                  *
Charles P. Wilkens                            10,416              10,416                0                  *
Mrs. Elaine Wiener                            10,416              10,416                0                  *
Winfield Capital Corp.                       104,166             104,166                0                  *
Wingate Investments, Ltd.                    104,166             104,166                0                  *
Charles C. Wissemann III                      10,416              10,416                0                  *
Wolfson Equities                             208,334             208,334                0                  *
Joseph P. Wynne                                2,084              2,084                 0                  *
Wexford Clearing Corp as C F
   Richard Yalen IRA                          10,416              10,416                0                  *
Charles Yassky                                10,416              10,416                0                  *
John H. Zale                                  10,416              10,416                0                  *

__________

* less than one percent

(1) Comvest, together with its affiliates, Commonwealth Associates, L.P., may be deemed to control us.
(2) One of our directors.
(3) One of our officers.
(4) An affiliate of Commonwealth Associates, L.P.
(5) Edwin Cooperman is one of our directors.
(6) Michael Falk is one of our directors.
(7) Dean M. Leavitt is our Chairman and Chief Executive Officer.
(8) Mr. Leavitt assigned these securities for estate planning purposes to a trust for his minor children of which he is a trustee and to another relative. Pursuant to an agreement, Mr. Leavitt retains the right to vote such securities.
(9) One of its officers and directors.
(10) Ms. Siegal is a relative of Mr. Leavitt and Mr. Leavitt retains the right to vote such securities.

USE OF PROCEEDS

        We will not receive any proceeds from the sale by the selling stockholders of their shares. We will, however, receive the exercise price from the exercise of any warrants held by the selling stockholders. We have no way of determining when the selling stockholders will exercise, if at all, any of such warrants. Accordingly, the proceeds thereof have not been allocated for any particular purpose.

PLAN OF DISTRIBUTION

        The selling stockholders and any of their pledgees, donees, transferees and successors-in-interest may, without limitation and from time to time, sell all of a portion of the shares of common stock being registered hereunder on any stock exchange, market or trading facility on which such shares are then traded, at market prices prevailing at the time of sale, fixed prices or at negotiated prices. These shares may, without limitation, be sold or disposed of by the selling stockholders by one or more of the following methods:

o	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o	block trades in which the broker-dealer engaged by the selling stockholder will attempt to sell the selling stockholders’ shares as agent for the selling stockholder but may position and resell a portion of the block as principal to facilitate the transaction;

o	purchases by a broker-dealer as principal and resale by such broker-dealer for its account;

o	an exchange distribution in accordance with the rules of the applicable exchange;

o	privately negotiated transactions;

o	short sales;

o	in accordance with Rule 144 promulgated under the Securities Act of 1933, as amended, rather than pursuant to this prospectus;

o	a combination of any such methods of sale;

o	gift; or

o	any other method permitted pursuant to applicable law.

        From time to time the selling stockholders may engage in short sales, short sales against box, puts and calls and other transactions as to our securities or derivatives thereof, and may sell and deliver the selling stockholders' shares in connection therewith or in settlement of securities loans. From time to time, the selling stockholders may pledge their shares pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the selling stockholders, the broker may, from time to time, offer and sell the pledged shares.

        In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in such sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any such broker-dealer acts as agent for the purchase of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders. The expenses relating to the registration of the shares of Common Stock being offered hereby, other than underwriting discounts and commissions, will be borne by us and are to be as follows:

     Item                                                                Amount
     ----                                                                ------
     Securities and Exchange Commission Registration Fee                 $ 7,955
     Legal Fees and Expenses*                                            $25,000
     Costs of Printing and Engraving*                                    $ 5,000
     Accounting Fees and Expenses*                                       $20,000
     Miscellaneous Expenses*                                             $ 7,045
                                                                          ------
     Total                                                               $65,000

         *Estimated

AVAILABLE INFORMATION

        This Prospectus, which constitutes a part of a Registration Statement on Form S-3 filed by us with the Securities and Exchange Commission under the Securities Act of 1933, as amended, omits certain of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to us and the securities offered hereby. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Securities Exchange Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below.

        Statements contained herein concerning the provisions of documents are not necessarily complete summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Securities Exchange Commission.

        We are subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information concerning the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports and other information filed with the Commission may also be available at the Commission’s site on the World Wide Web at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents or portions of a document filed by us with the Commission (File No. 0-2472) are incorporated herein by reference:

(a) Our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2000.

(b) Our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2000.

(c) Our Current Report on Form 8-K filed on November 6, 2000.

(d) Our Current Report on Form 8-K filed on November 30, 2000.

        All reports and other documents filed by us with the Securities Exchange Commission pursuant to sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        We will provide without charge to each person to whom this Prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral request for copies should be directed to Charles I. Leone, U.S. Wireless Data, Inc., 750 Lexington Avenue, New York, New York 10017, (212) 750-7766.

LEGAL MATTERS

        The legality of the shares of common stock offered hereby will be passed upon for us by Mintz Levin Cohn Ferris Glovsky and Popeo, P.C., Chrysler Center, 666 Third Avenue, New York, New York 10017.

        No person is authorized to give any information or to make any representations with respect to shares not contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representation must not be relied upon as having been authorized by us. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the shares of Common Stock offered by this prospectus, nor does it constitute an offer to sell or a solicitation of an offer to buy shares of Common Stock in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

EXPERTS

        The financial statements as of June 30, 1999 and 2000 and for the two years then ended incorporated in this Prospectus by reference have been so incorporated in reliance on the report of M.R. Weiser & Co. LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

FORWARD-LOOKING STATEMENTS

        All statements other than historical statements contained in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Without limitation, these forward-looking statements include statements regarding new products to be introduced by us in the future, statements about our business strategy and plans, statements about the adequacy of our working capital and other financial resources, and in general statements herein that are not of an historical nature. Any of our Form 10-KSB, annual report to stockholders, Form 10-QSB, Form 8-K or press releases may include forward-looking statements. In addition, other written or oral statements which constitute forward-looking statements have been made or may in the future be made by us, including statements regarding future operating performance, short- and long-term sales and earnings estimates, backlog, the status of litigation, the value of new contract signings, industry growth rates and our performance relative thereto. These forward-looking statements rely on a number of assumptions concerning future events, and are subject to a number of uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from such statements. We disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

=====================================================      ===========================================
This  prospectus is part of a registration  statement
we   filed   with   the   Securities   and   Exchange
Commission.  You should rely only on the  information
or representations  contained in this prospectus.  We        21,121,577 SHARES
have not  authorized  anyone to  provide  information
other  than  that  provided  in this  prospectus.  We
have not  authorized  anyone to provide  you with any
information  that is different.  We are not making an        U.S. WIRELESS DATA, INC.
offer of these  securities  in any  state  where  the
offer is not  permitted.  You should not assume  that        ___________
the  information in this prospectus is accurate as of
any date  other  than  the  date on the  front of the
document.
    ___________________                                      COMMON STOCK

    TABLE OF CONTENTS

                                                 Page
                                                 ----

Incorporation of Certain Documents                           _____________
   By Reference....................................9
Legal Matters.....................................10         PROSPECTUS
Experts...........................................10         _____________
Forward-Looking Statements........................10

                                                             The date of this Prospectus is December 15, 2000

=====================================================      ===========================================

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The expenses relating to the registration of the shares of common stock being offered hereby, other than underwriting discounts and commissions, will be borne by us. Such expenses are estimated to be as follows:

     Item                                                                Amount
     ----                                                                ------
     Securities and Exchange Commission Registration Fee                 $ 7,955
     Legal Fees and Expenses*                                            $25,000
     Costs of Printing and Engraving*                                    $ 5,000
     Accounting Fees and Expenses*                                       $20,000
     Miscellaneous Expenses*                                             $ 7,045
                                                                          ------
     Total                                                               $65,000

          *Estimated

Item 15. Indemnification of Directors and Officers

        Consistent with section 145 of the Delaware General Corporation Law ("Delaware Law"), Article IX of our By-Laws provides that we shall indemnify any person in connection with legal proceedings threatened or brought against him by reason of his present or past status as one of our officers or directors or present or past status as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise if he is serving in such capacity at our request, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person, provided that the person acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. We shall also indemnify any such person in connection with any action by or in the right of us provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests; except in such cases as involve gross negligence or willful misconduct in the performance of his duties. In addition, to the extent that any officer or director is successful in the defense of any such legal proceeding, we are required to indemnify him against expenses, including attorneys' fees, that are actually and reasonably incurred by him in connection therewith. The By-Laws also contain a nonexclusivity clause which provides in substance that the indemnification rights under the By-Laws shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any agreement with us, any By-Law, any vote of our stockholders or disinterested directors or otherwise.

        Consistent with section 102(b) of the Delaware Law, Article Ninth of our Certificate of Incorporation provides that one of our directors shall not be liable to us or our stockholders for damages for breach of fiduciary duties as a director, subject to certain limitations. Article Ninth does not eliminate or limit the liability of a director for (a) any breach of the director's duty of loyalty to us or our stockholders; (b) any acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law; (c) any conduct that is the subject of section 174 of the Delaware Law; or (d) any transaction from which the director derived an improper personal benefit.

        We maintain directors and officers' liability insurance for our directors and officers.

        The general effect of the foregoing provisions is to reduce the circumstances in which an officer or director may be required to bear the economic burdens of the foregoing liabilities and expenses.

Item 16. Exhibits

        The following exhibits are filed with this registration statement, or incorporated by reference as noted:

Exhibit
Number          Description
------          -----------

2.1             Agreement and Plan of Merger dated October 6, 2000
2.2             Asset Purchase Agreement dated October 30, 2000 by and between us and CellGate  Technologies,
                LLC (3)
4.1             Specimen Common Stock Certificate (4)
4.2             Form of Warrant issued by us (5)
4.3             Form of Unit Warrant (7)
4.4             Form of Subscription Agreement (7)
4.5             Form of Placement Agent Warrant (7)
4.6             Form of Peter J. Solomon Securities Company Limited Warrant (7)
4.7             Form of Bold Street, LLC Warrant (7)
4.8             Form of Warrant  Amendment  Agreement,  dated as of September 7, 2000,  by and between us and unit purchase warrant holders (8)
4.9             Common Stock Purchase Warrant issued to Dean M. Leavitt as of May 3, 1999 (9)
4.10            Form of Common  Stock  Purchase  Warrant  (originally  issued to Dean M. Leavitt as of May 3,
                1999), as re-executed as of January 4, 2000 to reflect  repricing  authorized as of such date (10)
4.11            Form of Common Stock Purchase  Warrant for 22,500 shares issued to RBB Bank dated January 20,
                2000 (10)
4.12            4.37 Form of Common Stock Purchase  Warrant for 15,000 shares issued to  Lippert/Heilshorn &
                Associates, Inc. dated March 28, 2000 (10)
4.13            Form of Common  Stock  Purchase  Warrant  for  50,000  shares  issued to  Cornell  Consulting
                International, Inc. dated March 28, 2000 (10)
4.14            Form of Common  Stock  Purchase  Warrant  for  25,000  shares  issued to  Cornell  Consulting
                International, Inc. dated May 4, 2000 (10)
4.15            Lock-up Agreement between us, John M. Liviakis and Liviakis  Financial  Communications,  Inc.
                dated March 15, 2000 (11)
4.16            Common Stock Purchase Warrant issued to Kenneth DeJohn on or about May 1, 1993 (12)
4.17            Form of Common Stock  Purchase  Warrant  issued to John Liviakis and Robert Prag as of August
                4, 1997 (13)
4.18            Common Stock Purchase Warrant dated December 10, 1997 issued to JW Genesis  Securities,  Inc. (14)
4.19            Common Stock Purchase Warrant dated March 12, 1998, issued to entrenet Group, LLC (15)
4.20            Common Stock Purchase Warrant dated June 26, 1998 issued to RBB Bank Aktiengesellschaft (16)
4.21            Form of Common Stock Purchase Warrant issued to a 6% Debenture Purchasers as of July 21-27, 1998 (17)
5.1             Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. Legal Opinion *
23.1            Consent of M.R. Weiser & Co. LLP *
23.2            Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C. *
24.1            Power of Attorney (See Pg. II-7)
* Filed herewith.

(1) Incorporated by reference from the like-named exhibit filed with our Registration Statement on Form SB-2, effective on or about December 2, 1993 (SEC File No. 33-69776).

(2) Incorporated by reference from the like-named exhibit filed with Amendment No. 5 to our Registration Statement on Form SB-2, SEC File No. 33-69776-D (filed on December 2, 1993).

(3) Incorporated by reference from the like-named exhibit filed with our Current Report on Form 8-K Reporting an Event on October 30, 2000, filed on November 6, 2000.

(4) Incorporated by reference from the like-named exhibit filed with our Registration Statement on Form S-8, filed on December 8, 2000.

(5) Incorporated by reference from the like-named exhibit filed with our Current Report on Form 8-K Reporting an Event of December 23, 1999 (earliest event reported), filed on January 12, 2000.

(6) Incorporated by reference from the like-named exhibit filed with our Annual Report on Form 10-KSB/A (Amendment No. 3) for the Fiscal Year Ended June 30, 1997, filed on February 25, 1998.

(7) Incorporated by reference from the like-named exhibit filed with our Current Report on Form 8-K/A Reporting an Event of March 28, 2000 (earliest event reported), filed on April 18, 2000.

(8) Incorporated by reference from the like-named exhibit filed with our Current Report on Form 8-K Reporting an Event of September 7, 2000 (earliest event reported), filed on September 19, 2000.

(9) Incorporated by reference from the like-named exhibit filed with our Registration Statement on Form SB-2 (SEC File No. 333-81897), filed on June 30, 1999.

(10) Incorporated by reference from the like-named exhibit filed with our Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2000, filed on May 15, 2000.

(11) Incorporated by reference from the like-named exhibit filed with our Quarterly Report on Form 10-QSB/A for the fiscal quarter ended March 31, 2000, filed on May 23, 2000.

(12) Incorporated by reference from the like-named exhibit filed with our Annual Report on Form 10-KSB/A (Amendment No. 3) for the Fiscal Year Ended June 30, 1997, filed on January 2, 1998.

(13) Incorporated by reference from exhibit 10.11 on our Annual Report on Form 10-KSB for the Fiscal Year Ended June 30, 2000, filed on September 28, 2000.

(14) Incorporated by reference from the like-named exhibit filed with our Current Report on Form 8-K Reporting an Event of November 14, 1997 (earliest event reported), filed on December 17, 1997.

(15) Incorporated by reference from the like-named exhibit filed with our Registration Statement on Form SB-2 (SEC File No. 333-52625) as of May 14, 1998.

(16) Incorporated by reference from the like-named exhibit filed with Amendment No. 1 to our Registration Statement on Form SB-2 (SEC File No. 333-52625) as of August 3, 1998.

(17) Incorporated by reference from the like-name exhibit filed with our Current Report on Form 8-K Reporting an Event of July 16, 1998 (earliest event reported), filed on December 17, 1997.

Item 17. Undertakings

        The undersigned Registrant undertakes as follows:

        1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any additional or changed on the plan of distribution.

        2. That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 15th day of December, 2000.

                                                                             U.S. WIRELESS DATA, INC.

                                                                             By: /s/ Dean M. Leavitt
                                                                                    Dean M. Leavitt, Chief Executive Officer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant, in the capacities indicated below. Each person whose signature appears below hereby appoints Dean M. Leavitt and Charles I. Leone and each of them individually, his true and lawful attorney-in-fact, with power to act with or without the other and with full power of substitution and resubstitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement and file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                                                                            Title                                                                       Date

/s/ Dean M. Leavitt
Dean M. Leavitt                                                                Chief Executive Officer                                    December 15, 2000
                                                                                            (Principal Executive Officer)

/s/ Charles L. Leone
Charles I. Leone                                                                  Chief Chief Financial                                       December 15, 2000
                                                                                            (Principal Financial Officer)

/s/ Kelly McLaughlin
Kelly McLaughlin                                                              Controller                                                         December 15, 2000
                                                                                            (Principal Accounting Officer)

/s/ Edwin M. Cooperman
Edwin M. Cooperman                                                       Director                                                            December 15, 2000

/s/ Alvin C. Rice
Alvin C. Rice                                                                      Director                                                           December 15, 2000

/s/ Chester N. Winter
Chester N. Winter                                                              Director                                                           December 15, 2000
/s/ Amy L. Newmark
Amy L. Newmark                                                               Director                                                           December 15, 2000

/s/ Michael S. Falk
Michael S. Falk                                                                   Director                                                           December 15, 2000

/s/ Barry A. Kaplan
Barry A. Kaplan                                                                 Director                                                           December 15, 2000